United States securities and exchange commission logo





                     December 20, 2021

       Thomas DeNunzio
       Chief Executive Officer
       Ultimate Holdings Group, Inc.
       780 Reservoir, #123
       Cranston, RI 02910

                                                        Re: Ultimate Holdings
Group, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10
                                                            Filed December 9,
2021
                                                            File No. 000-56358

       Dear Mr. DeNunzio:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction